POWER OF ATTORNEY

I hereby appoint Richard Gavegnano, Sharon Plante, Lawrence Spaccasi, Edward
Quint, Max Seltzer or Jeffrey Cass to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the
Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify
Messrs. Gavegnano, Spaccasi, Quint, Seltzer, Cass or Ms. Plante in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on May 15, 2020.

By: /s/ Kenneth R. Fisher
Kenneth R. Fisher

In presence of: /s/ John A. Carroll
John A. Carroll

At: Peabody, MA
City, State